Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Applied Energetics, Inc.’s Registrations Statements as follows:

(1)	Registration Statements on Form S-3 (File nos. 333-260037 and 333-259413)
(2)	Registration Statements on Form S-8 (File nos. 333-261581 and 333-279728).

of our report dated March 28, 2025, with respect to our audits of the consolidated financial statements of Applied Energetics, Inc., as of December 31, 2024 and 2023 and for the two years then ended, which report is included in this Annual Report on Form 10-K of Applied Energetics, Inc., for the year ended December 31, 2024.

/s/ RBSM LLP

Las Vegas, Nevada

March 28, 2025